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                                                                 Exhibit 10.8(a)


April 18, 1999



Richard Anders
5 Brightwood Way
Danville, CA 94506

Dear Rich,

Congratulations and welcome to J. Crew. Below please find a summary of the offer.



1.  Position:  President of Retail Stores.

2. Reporting Relationship: You will report to Mark Savary, Chief Executive Officer.

3.  Start Date:  As agreed, you will start on or about May 3, 1999.

4. Compensation: Your salary will be $300,000 per year. Your fiscal 1999 bonus will be guaranteed to be a minimum of $75,000. Annual target bonus is 25% of base salary stretch is 50%.

5. Stock Options: You have been granted 300 options at $1363.64 per share strike price. Your shares become 60,000 options at a strike price of $6.18 post split.

6.  Protection for Gap Inc. value in unvested stock. Guaranteed floor value of
    J. Crew stock options at One Million Dollars to be paid as regular income in the event one of the following occurs:

    a. J. Crew is sold and Richard Anders is terminated within one year. At the time of sale, all options are automatically vested, exercised and sold at the offer price. He is guaranteed one million dollars minimum payout stock options, net value. In addition, he will be granted 18 months base pay as severance ($450,000).

    b. J.Crew does not successfully complete an Initial Public Offering by January 31, 2001. This payment will be offset by future exercise of J. Crew options.

    c.  My employment is terminated by J. Crew before January 31, 2001.
        In addition to the One Million Dollars, you will be granted 12 months base pay as severance.


7.  Relocation: As agreed, all reasonable expenses will be paid.

8. Benefits: Cobra reimbursement for 3 to 4 months waiting period. Vacation of 3 weeks.

9. Sign on Bonus: You will receive $300,000 sign on bonus, pro rata payback if you resign within two years.


  ________________________                        ______________________________
     Dick Boyce    Date                               Richard Anders      Date